Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock
(including the Associated Series A Junior
Participating Preferred Stock Purchase Rights)

of

Applix, Inc.

at

$17.87 Net Per Share

by

Dimension Acquisition Corp.

a wholly-owned subsidiary of

Cognos Corporation

a wholly-owned subsidiary of

Cognos Incorporated

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON TUESDAY, OCTOBER 16, 2007, UNLESS THE OFFER IS EXTENDED PURSUANT TO THE MERGER AGREEMENT.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE CONDITION THAT, PRIOR TO THE THEN SCHEDULED EXPIRATION DATE OF THE OFFER (AS IT MAY BE EXTENDED FROM TIME TO TIME PURSUANT TO THE MERGER AGREEMENT), THERE BE VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, $0.0025 PAR VALUE PER SHARE AND THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (TOGETHER, THE “SHARES”), OF APPLIX, INC., A MASSACHUSETTS CORPORATION (THE “COMPANY”), THAT, TOGETHER WITH THE SHARES THEN OWNED BY COGNOS INCORPORATED (“PARENT”) AND DIMENSION ACQUISITION CORP. (“OFFEROR”), REPRESENTS AT LEAST A MAJORITY OF (X) ALL THEN OUTSTANDING SHARES, PLUS (Y) ALL SHARES ISSUED OR ISSUABLE UPON THE EXERCISE OF ALL THEN OUTSTANDING COMPANY OPTIONS WITH AN EXERCISE PRICE THAT IS EQUAL TO OR LESS THAN $17.87 PER SHARE, PLUS (Z) ALL SHARES ISSUED OR ISSUABLE UPON THE EXERCISE, CONVERSION OR EXCHANGE OF ANY OTHER SECURITIES OR OTHER RIGHTS (OTHER THAN THE COMPANY OPTIONS) THAT ARE EXERCISABLE, CONVERTIBLE OR EXCHANGEABLE FOR SHARES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 15 HEREOF.

THIS OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 4, 2007 (THE “MERGER AGREEMENT”), BY AND AMONG PARENT, OFFEROR AND THE COMPANY, PURSUANT TO WHICH OFFEROR WILL MERGE WITH AND INTO THE COMPANY (THE “MERGER”). THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY ADOPTED RESOLUTIONS (I) DECLARING THAT THE MERGER AGREEMENT IS ADVISABLE, (II) DETERMINING THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE AT A PRICE AND ON TERMS THAT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE HOLDERS OF THE SHARES, (III) APPROVING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND THE FORM OF TENDER AND VOTING AGREEMENT AND (IV) RESOLVING TO RECOMMEND THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER, TENDER THEIR SHARES TO OFFEROR PURSUANT TO THE OFFER, AND, IF APPLICABLE, APPROVE THE MERGER AGREEMENT.

IMPORTANT

Any stockholder of the Company desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the stock certificates representing the Shares and all other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3–“Procedure for Tendering Shares” of this Offer to Purchase or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

Unless the context requires otherwise, all references to Shares herein shall include the associated Series A Junior Participating Preferred Stock purchase rights (the “Rights”). The Rights are not presently evidenced by separate certificates, and a tender by a stockholder of such stockholder’s shares of Common Stock will also constitute a tender of the associated Rights.

Any stockholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3–“Procedure for Tendering Shares” of this Offer to Purchase.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), at its address and telephone numbers set forth below or to Lehman Brothers Inc., the dealer manager for the Offer (the “Dealer Manager”), at its address and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained at Offeror’s expense from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks and trust companies.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885
E-mail: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Corporate Services
745 Seventh Avenue
New York, NY 10019

(212) 526-7850 (Call Collect)
or
Call Toll-Free (888) 610-5877

September 18, 2007

SUMMARY TERM SHEET

This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the tender offer described in this document, and for a more complete description of the terms of the tender offer, you should read carefully this entire Offer to Purchase, the annex to this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet.

Securities Sought:	All outstanding shares of common stock, $0.0025 par value per share, and the associated Series A Junior Participating Preferred Stock purchase rights of Applix, Inc. (the “Company”).
Price Offered Per Share:	$17.87 per share, net to the seller thereof, in cash without interest.
Scheduled Expiration of Offer:	12:00 midnight, New York City time, on Tuesday, October 16, 2007 unless we extend the tender offer.
Purchaser:	Dimension Acquisition Corp., an indirect, wholly-owned subsidiary of Cognos Incorporated.
Company Board Recommendation:	The Board of Directors of the Company unanimously recommends that the stockholders of the Company accept the tender offer and tender their shares pursuant to the tender offer.

The following are some of the questions you may have as a stockholder of the Company and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal because the information provided below is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

Dimension Acquisition Corp. is a Massachusetts corporation and an indirect, wholly-owned subsidiary of Cognos Incorporated, a corporation organized and existing under the laws of Canada. Dimension Acquisition Corp. was formed for the sole purpose of acquiring the Company and has carried on no activities other than in connection with the acquisition of the Company. See the “Introduction” and Section 9–“Certain Information Concerning Offeror, Cognos and Parent” of this Offer to Purchase.

Unless the context indicates otherwise, we will use the terms “us,” “we,” “our” and “Offeror” in  this Offer to Purchase to refer to Dimension Acquisition Corp. and “Parent” to refer to Cognos Incorporated.

What are the classes and amounts of securities sought in the tender offer?

We are seeking to purchase all of the outstanding shares of common stock of the Company and the associated Series A Junior Participating Preferred Stock purchase rights. Unless the context requires otherwise, we refer to each share of Company common stock and the associated Series A Junior Participating Preferred Stock purchase rights as a “share” or “Share”. See the “Introduction” and Section 1–“Terms of the Offer” of this Offer to Purchase.

How much are you offering to pay? What is the form of payment?

We are offering to pay net to you $17.87 per share in cash without interest, less any required withholding taxes.

Will I have to pay any fees or commissions?

If you are the record owner of your shares and you tender your shares to us in this tender offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We estimate that we will need approximately $339,000,000 to purchase all of the shares and options pursuant to the tender offer and to pay related fees and expenses. As of May 31, 2007, Parent had cash and cash equivalents and short-term investments in the amount of approximately $654,020,000. Parent expects to contribute or otherwise advance funds to enable us to consummate the tender offer. Parent expects to have sufficient cash on hand at the expiration of the tender offer to pay the offer price for all shares and options in the tender offer. The tender offer is not conditioned upon any financing arrangements. See Section 10–“Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my shares in this tender offer?

We do not believe our financial condition is relevant to your decision to tender your shares in this tender offer because:

•       the tender offer is being made for all outstanding shares solely for cash;

•       the tender offer is not subject to any financing condition; and

•       if we consummate the tender offer, we will acquire all remaining shares for the same cash price in the subsequent merger.

What does the Company board of directors recommend regarding this tender offer?

The board of directors of the Company unanimously adopted resolutions:

•       declaring that the merger agreement is advisable;

•       determining that the merger agreement and the transactions contemplated thereby, including the tender offer and the merger, taken together, are at a price and on terms that are fair to and in the best interests of the Company and the holders of the common stock; and

•       approving the merger agreement and the transactions contemplated thereby, including the tender offer, the merger and the form of tender and voting agreement; and

accordingly, recommended that the holders of the common stock accept the tender offer and tender their shares pursuant to the tender offer and, if necessary, approve the merger agreement.

See the “Introduction” to this Offer to Purchase.

How long do I have to decide whether to tender in the tender offer?

You will have until 12:00 midnight, New York City time, on Tuesday, October 16, 2007, to tender your shares in the tender offer, unless the tender offer is extended in accordance with the terms of the merger agreement. If you cannot deliver everything that is required to make a valid tender by such time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1–“Terms of the Offer” and Section 3–“Procedure for Tendering Shares” of this Offer to Purchase.

Can the tender offer be extended and under what circumstances?

Yes. We have agreed in the merger agreement that we will extend the tender offer beyond Tuesday, October 16, 2007:

•       for successive periods of ten (10) business days each, if any of the conditions to the tender offer (including the Minimum Condition (defined below)) have not been satisfied or waived as of any then scheduled expiration date for the tender offer in order to permit the satisfaction of the conditions to the tender offer; or

•       for any period as may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff of the SEC or the Nasdaq Stock Market (“NASDAQ”) that is applicable to the tender offer.

Our ability and obligation to extend the tender offer is subject to the parties’ rights to terminate the merger agreement if the tender offer is not consummated by March 31, 2008, and the parties’ rights to otherwise terminate the merger agreement and tender offer pursuant to the terms of the merger agreement.

We may also provide for a “subsequent offering period” of 3 to 20 business days.

A subsequent offering period is different from an extension of the tender offer. During a subsequent offering period, stockholders who have not yet tendered their shares may do so, but you would not be able to withdraw any of the shares that you had already tendered (because we would have already accepted those shares for payment); you also would not be able to withdraw any of the shares that you tender during the subsequent offering period.

See Section 1–“Terms of the Offer” of this Offer to Purchase for more details on our ability to extend the tender offer.

How will I be notified if the tender offer is extended?

If we extend the tender offer, we will inform Computershare Trust Company, N.A. (the depositary for the tender offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the tender offer was scheduled to expire. See Section 1–“Terms of the Offer” of this Offer to Purchase.

What are the most significant conditions to the tender offer?

The tender offer is subject to (i) the condition that, prior to the then scheduled expiration date of the tender offer (as it may be extended from time to time pursuant to the merger agreement), there be validly tendered and not withdrawn a number of shares of the Company that, together with all other shares of the Company then owned by Parent and Offeror (if any), represents at least a majority of (x) all then outstanding shares of the Company, plus (y) all shares issued or issuable upon the exercise of all then outstanding Company options with an exercise price that is equal to or less than $17.87 per share, plus (z) all shares issued or issuable upon the exercise, conversion or exchange of any other securities or other rights (other than the Company options) that are exercisable, convertible or exchangeable for shares of the Company (the “Minimum Condition”) and (ii) the other conditions set forth in Section 15–“Certain Conditions to Offeror’s Obligations” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of Parent and Offeror and, subject to the terms and conditions of the merger agreement, may be waived by Parent and Offeror, in whole or in part at any time and from time to time in the sole discretion of Parent and Offeror; provided, however, that the minimum condition can only be waived with the prior written consent of the Company. Any such waiver will apply to all tendered shares. The failure by Parent and Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time but not after the expiration of the tender offer. See Section 15–“Certain Conditions to the Offeror’s Obligations” of this Offer to Purchase.

How do I tender my shares?

To tender your shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the tender offer, not later than the time the tender offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase. If your shares are held in street name, your shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the depositary must receive the missing items within the time period specified in the notice. See Section 3–“Procedure for Tendering Shares” of this Offer to Purchase.

Until what time may I withdraw previously tendered shares?

The tender of your shares may be withdrawn at any time prior to 12:00 midnight, New York City time, on Tuesday, October 16, 2007 or such later date as the tender offer may be extended and, unless accepted for payment pursuant to the tender offer, may also be withdrawn at any time after Tuesday, October 16, 2007. However, if we provide a subsequent offering period, you would not be able to withdraw (i) any shares that you already tendered or (ii) any of the shares that you tendered during a subsequent offering period. See Section 4–“Withdrawal Rights” of this Offer to Purchase.

How do I withdraw previously tendered shares?

To withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the depositary, Computershare Trust Company, N.A., while you still have the right to withdraw the shares. If you tendered shares by giving instructions to a bank or broker, you must instruct the bank or broker to arrange for the withdrawal of your shares. See Section 4–“Withdrawal Rights” of this Offer to Purchase.

If I decide not to tender, how will the tender offer affect my shares?

If the merger of the Offeror and the Company described above takes place, stockholders not tendering in the tender offer will receive the same amount of cash per share that they would have received had they tendered their shares in the tender offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the tender offer is consummated but the merger does not take place, the number of stockholders and the number of shares that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the common stock of the Company. Also, as described below, the Company may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies. See the “Introduction” and Section 7–“Possible Effects of Offer on the Market for Shares; Stock Quotation; Registration under the Exchange Act; Margin Regulations” of this Offer to Purchase. As described under “Will I have appraisal rights?” below, you also may not have appraisal rights in connection with the merger.

If the tender offer and merger are completed, will the Company continue as a public company?

No. Following the purchase of shares in the tender offer, we will complete the merger pursuant to the terms of the merger agreement if the conditions to the merger are satisfied. If the merger takes place, the Company will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares:

•       there may not be a public trading market for the common stock of the Company; and

•       the Company may cease making filings with the SEC or otherwise cease being required to comply with the rules relating to publicly held companies.

See Section 7–“Possible Effects of Offer on the Market for Shares; Stock Quotation; Registration under the Exchange Act; Margin Regulations” of this Offer to Purchase.

Will the tender offer be followed by a merger if all of the shares are not tendered in the tender offer?

Yes, unless the conditions to the merger are not satisfied or waived. If we accept for payment and pay for shares pursuant to the tender offer, we are required under the merger agreement to merge with and into the Company if the conditions to the merger are satisfied. If the merger takes place, Cognos will own all of the shares of the Company and all stockholders of the Company remaining after the tender offer other than us or Parent will receive $17.87 per share net in cash without interest (or any higher price per share that is paid in the tender offer). See the “Introduction” to this Offer to Purchase. See Section 13–“The Transaction Documents” of this Offer to Purchase for a description of the conditions to the merger and Section 17–“Appraisal Rights” of this Offer to Purchase.

Will I have appraisal rights?

No appraisal rights are available in connection with the tender offer. Stockholders may not be entitled to appraisal rights in connection with the merger. See Section 17–“Appraisal Rights” of this Offer to Purchase.

What is the market value of my shares as of a recent date?

On September 4, 2007, the last full day of trading before the public announcement by the Company of its execution of an agreement with us to acquire the Company at a price of $17.87 per share, the closing price of the common stock of the Company reported by NASDAQ was $14.37 per share. On September 17, 2007, the last full day of trading before the commencement of our tender offer, the closing price of the common stock of the Company reported by NASDAQ was $17.69 per share. We encourage you to obtain a recent quotation for shares of the common stock of the Company in deciding whether to tender your shares. See Section 6–“Price Range of Shares; Dividends on the Shares” of this Offer to Purchase.

What are the United States federal income tax consequences of tendering shares?

The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well.

In general, a stockholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. If the shares sold or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5–“Material Federal Income Tax Consequences” of this Offer to Purchase.

We recommend that you consult your own tax advisors as to the particular tax consequences to you of the tender offer and the merger, including the effect of United States, federal, state and local tax laws or foreign tax laws.

Whom should I call if I have questions about the tender offer?

You may call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (toll free). MacKenzie Partners, Inc. is acting as the information agent for the tender offer. You may also call Lehman Brothers Inc. at (212) 526-7850 (call collect) or (888) 610-5877 (toll-free). Lehman Brothers Inc. is acting as dealer manager for the tender offer. See the back cover of this Offer to Purchase for further information on how to obtain answers to your questions.

To the Holders of Common Stock of Applix, Inc.:

INTRODUCTION

Dimension Acquisition Corp., a Massachusetts corporation (“Offeror”) and an indirect, wholly-owned subsidiary of Cognos Incorporated, a corporation organized and existing under the laws of Canada (“Parent”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.0025 per share, together with the associated Series A Junior Participating Preferred Stock purchase rights issued pursuant to the Rights Agreement (the “Rights Agreement”), dated September 18, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent thereunder (the “Rights” and, together with the shares of common stock, the “Shares”), of Applix, Inc., a Massachusetts corporation (the “Company”), at a purchase price of $17.87 per Share, net to the seller in cash without interest, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” or “Tender Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 4, 2007 (the “Merger Agreement”), by and among Parent, Offeror and the Company. Offeror is a corporation newly formed by Parent in connection with the proposed acquisition of the Company. The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, Offeror will be merged with and into the Company (the “Merger”), and the Company will continue as the surviving corporation (the “Surviving Corporation”) and be an indirect, wholly-owned subsidiary of Parent. The Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by the stockholders of the Company, if such approval is required by applicable law. See Section 12–“Purpose of the Offer; The Merger; Plans for the Company” of this Offer to Purchase. In the Merger, each outstanding Share (other than Shares held by the Company’s subsidiaries or owned by Parent or Offeror or the subsidiaries of Parent or Offeror, which will automatically be cancelled and retired) will automatically be cancelled and extinguished, together with the Rights issued pursuant to the Rights Agreement, and will be converted into and become a right to receive $17.87, net to the seller in cash without interest thereon, less any required withholding taxes (the “Offer Price”). The Merger Agreement is more fully described in Section 13–“The Transaction Documents” of this Offer to Purchase, which also contains a discussion of the treatment of stock options.

Tendering stockholders who are record holders of their Shares and tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Offeror will pay all charges and expenses of the Depositary, MacKenzie Partners, Inc. (the “Information Agent”) and Lehman Brothers Inc. (the “Dealer Manager”) for their respective services in connection with the Offer and the Merger. See Section 18–“Fees and Expenses” of this Offer to Purchase.

The Board of Directors of the Company unanimously adopted resolutions (i) declaring that the Merger Agreement is advisable; (ii) determining that the Merger Agreement and the transactions contemplated thereby, including the Tender Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of the Company and the holders of the Shares; and (iii) approving the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the form of tender and voting agreement; and, accordingly, recommended that the holders of the Shares accept the Tender Offer and tender their Shares pursuant to the Tender Offer and, if necessary, approve the Merger.

The Offer is conditioned upon, among other things, the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to the Merger Agreement), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, together with the Shares then owned by Parent and Offeror, represents at least a majority of (x) all then outstanding Shares, plus (y) all Shares issued or issuable upon the exercise of all then outstanding Company options with an exercise price that is equal to or less than $17.87 per Share, plus (z) all Shares issued or issuable upon the exercise, conversion or exchange of any other securities or other rights (other than the Company options) that are exercisable, convertible or exchangeable for Shares (the “Minimum Condition”). See Section 15–“Certain Conditions to Offeror’s Obligations” of this Offer to Purchase for a description of all of the conditions to the Offer.

The Company has represented in the Merger Agreement that, as of August 31, 2007, there were 16,048,654 Shares issued and outstanding, and as of August 31, 2007, there were outstanding stock options to purchase 4,200,422 Shares. The Company has informed Parent that all of the outstanding stock options have an exercise price that is equal to or less than $17.87 per share. None of Parent or Offeror currently beneficially owns any Shares. Based on the foregoing, Offeror believes that approximately 10,124,539 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. See Section 1–“Terms of the Offer” of this Offer to Purchase.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.                 Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4–“Withdrawal Rights” of this Offer to Purchase. The term “Expiration Date” means 12:00 midnight, New York City time, on Tuesday, October 16, 2007 (the “Scheduled Expiration Date”), unless Offeror will have extended the period of time for which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Offeror, will expire.

In the Merger Agreement, Offeror has agreed that it will extend the Offer beyond the Scheduled Expiration Date as follows:

•       for successive periods of ten (10) business days each if any of the conditions to the Offer (including the Minimum Condition) have not been satisfied or waived as of any then scheduled Expiration Date for the Offer in order to permit the satisfaction of the conditions to the Offer; and

•       for any period as may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff of the SEC or the Nasdaq Stock Market (“NASDAQ”) that is applicable to the Offer.

Offeror’s ability and obligation to extend the Offer is subject to the parties’ rights to terminate the Merger Agreement if the Offer is not consummated by March 31, 2008 (the “Termination Date”), and the parties’ rights to otherwise terminate the Merger Agreement and Offer pursuant to the terms of the Merger Agreement. Offeror may also make available a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Subsequent Offering Period”) of not less than 3 nor more than 20 business days.

Offeror has also agreed in the Merger Agreement that it will not, without the prior written consent of the Company: (A) decrease the purchase price of the Offer, (B) change the form of consideration to be paid in the Offer, (C) reduce the number of Shares to be purchased in the Offer, (D) impose conditions to the Offer in addition to the conditions to the Offer set forth in Annex C of the Merger Agreement, (E) amend the conditions to the Offer set forth in Annex C of the Merger Agreement so as to broaden the scope of such conditions to the Offer, (F) extend the Offer in any manner other than pursuant to and in accordance with the terms of the Merger Agreement or (G) amend or waive the Minimum Condition.

The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer is also subject to other terms and conditions. See Section 15–“Certain Conditions to Offeror’s Obligations” of this Offer to Purchase. Offeror believes the minimum number of Shares that must be tendered in order to achieve the Minimum Condition is approximately 10,124,539.

Subject to the applicable rules and regulations of the SEC, Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of any Shares (or delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment) pending the receipt of required governmental consents, or, subject to the limitations set forth in the Merger Agreement, to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for upon the failure of any of the Offer conditions, by giving oral or written notice of such delay or termination to the Depositary. Offeror’s right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Offeror’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, Offeror expressly reserves the right to waive any Offer condition (other than the Minimum Condition), increase the Offer Price or amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, termination or amendment of the Offer, will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Offeror under such rule or the manner in which Offeror may choose to make any public announcement, Offeror currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Company has provided Offeror with the Company’s list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.                 Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section–1 “Terms of the Offer” and Section 15–“Certain Conditions to Offeror’s Obligations” of this Offer to Purchase. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in Section 3–“Procedure for Tendering Shares” of this Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with all required signature guarantees (unless, in the case of a book-entry transfer, an Agent’s Message (as defined below) is utilized) and (iii) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against the participant.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of Offeror’s acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Offeror’s rights under Section 15–“Certain Conditions to Offeror’s Obligations” of this Offer to Purchase, the Depositary may, nevertheless, on behalf of Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4–“Withdrawal Rights” of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Shares by Offeror by reason of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to DTC, such Shares will be credited to an account maintained within DTC), promptly after the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, Offeror increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

3.                 Procedure for Tendering Shares.

Valid Tenders.   For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to DTC does not constitute delivery to the Depositary.

Book-Entry Transfer.   The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through book-entry at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Signature Guarantee.   Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member firm of the Financial Industry Regulatory Authority, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other “Eligible Guarantor Institution,” as defined in Rule 17Ad-15 under the Exchange Act (collectively, “Eligible Institutions”), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for unpurchased Shares are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery.   If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if such tender complies with all of the following guaranteed delivery procedures:

(i)    the tender is made by or through an Eligible Institution;

(ii)   a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

(iii) the certificates representing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation) and (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal (or, as applicable, an Agent’s Message).

Backup Federal Income Tax Withholding.   To prevent federal income tax backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 set forth in the Letter of Transmittal. If a stockholder is a non resident alien or foreign entity not subject to backup withholding, such stockholder must give the Depositary a completed Internal Revenue Service Form W-8BEN Certificate of Foreign Status included in the Letter of Transmittal (or other applicable Internal Revenue Service Form W-8) before receipt of any payment in order to avoid backup withholding.

Determinations of Validity.   All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Offeror, be unlawful. Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than as prohibited by the Merger Agreement, as described in Section 1–“Terms of the Offer” of this Offer to Purchase) or any defect or irregularity in the tender of any Shares. Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Offeror, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements.   By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Offeror as the attorneys-in-fact and proxies of such stockholder, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 16, 2007), including, without limitation, the right to vote such Shares in such manner as such attorney and proxy or his substitute will, in his sole discretion, deem proper. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Offeror accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of Offeror will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Offeror or its designees must be able to exercise full voting rights with respect to such Shares.

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer as well as the tendering stockholder’s representation and warranty that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Offeror upon the terms and subject to the conditions of the Offer.

4.                 Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after October 16, 2007; provided, however, that there will be no withdrawal rights during any Subsequent Offering Period. If all conditions to the Offer have been met or waived, Offeror must pay for all shares tendered and immediately accept and pay for all Shares tendered and not withdrawn prior to the Expiration Date and any Shares tendered during any Subsequent Offering Period pursuant to Rule 14d-11 under the Exchange Act. If purchase of or payment for Shares is delayed for any reason or if Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to Offeror’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act which provides that no person who makes a tender offer will fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3–“Procedure for Tendering Shares” of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of Offeror, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be returned at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3–“Procedure for Tendering Shares” of this Offer to Purchase.

5.                 Material Federal Income Tax Consequences.

The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding Shares as part of a “straddle,” “hedge,” or “conversion transaction.” This discussion does not address any aspect of state, local or foreign taxation.

The federal income tax consequences set forth below are based upon current law. Because individual circumstances may differ, each holder of Shares should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In the case of an individual, net long-term capital gain may be subject to a reduced rate of tax and net capital losses may be subject to limits on deductibility. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% if the Shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates.

Payments in connection with the Offer or the Merger may be subject to “backup withholding” at a 28% rate. See Section 3–“Procedure for Tendering Shares” of this Offer to Purchase. Backup withholding generally applies if the stockholder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) is notified by the IRS that the stockholder furnished an incorrect TIN or underreported interest or dividends on the stockholder’s federal income tax return or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 or Form W-8BEN both of which are included in the Letter of Transmittal.

6.                 Price Range of Shares; Dividends on the Shares.

The Shares currently trade on the Nasdaq Global Select Market under the symbol “APLX”. The following table sets forth the high and low intraday sales prices per Share for the periods indicated, as reported on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2005:
First Quarter	9.25	4.15
Second Quarter	6.45	4.21
Third Quarter	7.24	4.75
Fourth Quarter	7.50	6.05
Fiscal Year Ended December 31, 2006:
First Quarter	8.57	5.85
Second Quarter	8.20	6.85
Third Quarter	9.07	6.65
Fourth Quarter	11.85	8.41
First Quarter Fiscal Year 2007	13.85	9.86
Second Quarter Fiscal Year 2007	16.83	12.49

On September 4, 2007, the last full day of trading before the public announcement by the Company of its execution of an agreement with Parent for the acquisition of the Company by Offeror at a price of $17.87 net per share, the closing price of the Company common stock reported was $14.37 per share. On September 17, 2007, the last full day of trading before the commencement of our tender offer, the closing price of the Company common stock reported was $17.69 per Share. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in Section 8–“Certain Information Concerning the Company” of this Offer to Purchase.

It is the Company’s policy not to pay dividends but, instead, to retain earnings to finance future growth. Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock.

7.                 Possible Effects of Offer on the Market for Shares; Stock Quotation; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares.   If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights, if any) will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Merger does not take place and the Offer is consummated, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Offeror. Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Stock Quotation.   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in NASDAQ. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in NASDAQ, the market for the Shares could be adversely affected. According to NASDAQ’s published guidelines, the Shares would not meet the criteria for continued inclusion in NASDAQ if, among other things, the number of publicly held Shares were fewer than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations on NASDAQ will be discontinued. In the event the Shares were no longer quoted on NASDAQ, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and others factors.

Registration under the Exchange Act.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or NASDAQ reporting.

Offeror intends to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.                 Certain Information Concerning the Company.

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Neither Parent nor Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither Parent nor Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Parent or Offeror.

General.   The Company is a Massachusetts corporation with its principal executive offices located at 289 Turnpike Road, Westborough, MA 01581-2831. The telephone number of the Company is (508) 870-0300. The Company is a global provider of business performance management and business intelligence applications software.

Available Information.   The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters.  Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC, the last one having been filed on April 25, 2007. Such information is also available in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC on September 18, 2007. Such reports, proxy statements, and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information are obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

9.                 Certain Information Concerning Offeror, Cognos and Parent.

Offeror is a Massachusetts corporation incorporated on August 31, 2007, with principal executive offices at c/o Cognos Corporation (“Cognos”), 15 Wayside Road, Burlington, MA 01803. The telephone number of its principal executive offices is (781) 229-6600. To date, Offeror has engaged in no activities other than those incident to its formation and the commencement of the Offer. Offeror is a wholly owned subsidiary of Cognos.

Cognos is a Delaware corporation incorporated on July 7, 1981, with principal executive offices at 15 Wayside Road, Burlington, MA 01803. The telephone number of its principal executive offices is (781) 229-6600. Cognos serves as Parent’s principal U.S. headquarters for the provision of business intelligence and performance management software solutions.

Parent is a corporation incorporated under the laws of Canada on September 1, 1978, with principal executive offices at 3755 Riverside Drive, P.O. Box 9707, Station T, Ottawa, ON, Canada K1G 4K9. The telephone number of Parent’s principal executive offices is (613) 738-1440.   Parent is a global provider of business intelligence and performance management software solutions.

The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of Offeror, Cognos and Parent and certain other information are set forth on Annex I hereto.

Except as set forth elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase: (i) neither Parent, Cognos, Offeror nor, to Parent’s, Cognos’ and Offeror’s knowledge, the persons listed in Annex I hereto or any associate or majority owned subsidiary of Parent, Cognos, Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Parent, Cognos, Offeror nor, to Parent’s, Cognos’ and Offeror’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Parent, Cognos, Offeror nor, to Parent’s, Cognos’ and Offeror’s knowledge, the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the

Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, Cognos, Offeror, their subsidiaries or, to Parent’s, Cognos’ and Offeror’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, Cognos, Offeror, their subsidiaries or, to Parent’s, Cognos’ and Offeror’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information.   Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Parent. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in Section 8–“Certain Information Concerning the Company” of this Offer to Purchase.

10.          Source and Amount of Funds.

Parent and Offeror estimate that it will cost approximately $339,000,000 to purchase all the Shares and options pursuant to the Offer and to pay related fees and expenses. As of May 31, 2007, Parent had cash and cash equivalents and short-term investments in the amount of approximately $654,020,000. Parent expects to have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares in the Offer. The Offer is not conditioned upon any financing arrangements.

11.          Background of Offer; Past Contacts or Negotiations with the Company.

The information set forth below regarding the Company was provided by the Company and neither Offeror nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate.

Background of the Transaction

As part of the continuous evaluation of its business and plans, Parent regularly considers a variety of strategic options and transactions. From time to time, Parent has considered a variety of potential strategic transactions in the business intelligence and performance management software segment.

In November 2006, a Company executive met with a Parent executive to discuss a possible acquisition of the Company by Parent. Parent indicated an interest in proceeding with such discussions, and on December 4, 2006, the Company and Parent entered into a confidentiality agreement to permit a more extensive exchange of information between the companies. Over the course of the next several months, representatives of the Company and Parent engaged in several meetings and discussions concerning a possible acquisition.

In late February 2007, Parent received a notice from Bear, Stearns & Co. Inc. (“Bear Stearns”) on behalf of the Company, outlining the suggested process and timetable for submitting an acquisition proposal for the Company. Although further discussions ensued with Parent, at such time it did not submit an acquisition proposal and indicated that it was not interested in pursuing an acquisition of the Company. In particular, Parent informed the Company that while it remained interested in a possible acquisition of the Company, it had other business priorities and was not willing to move forward with an acquisition at that point in time.

On Thursday, June 28, 2007, Rob Ashe, Parent’s Chief Executive Officer, called Dave Mahoney, the Company’s Chief Executive Officer, expressing his desire to resume discussions regarding a potential acquisition of the Company. Over the course of the next several weeks, Mr. Ashe and Mr. Mahoney, as well as various other senior executives at both companies, had a number of discussions concerning the strategic fit between the two companies, the due diligence process to be undertaken by Parent, and the potential terms of an acquisition. On Wednesday, July 18, 2007, Mr. Ashe proposed to Mr. Mahoney that Parent acquire the Company in an all-cash transaction for a price of $17.75 per Share subject to execution of an exclusivity agreement, completion of satisfactory due diligence and the execution of a definitive agreement on terms satisfactory to Parent.

During the week of Monday, July 23rd, Parent management and Company management continued to hold discussions concerning Parent’s due diligence review of the Company and the acquisition process in general and Parent conducted due diligence on the Company.

During this period, Mr. Ashe informed the board of directors of Parent that discussions and due diligence were proceeding with the Company.

On Friday, July 27, 2007, Parent delivered to the Company a non-binding term sheet outlining the principal terms of a proposed acquisition, as well as a request that the Company enter into an exclusivity letter prohibiting the Company from engaging in acquisition discussions with any other company for approximately a five-week period.

On Monday, July 30, 2007, Parent and the Company entered into a new confidentiality agreement, replacing the confidentiality agreement entered into in December 2006.

During the week of Monday, July 30th, meetings and discussions continued among members of Parent management and Company management concerning the acquisition. During that week, Parent informed the Company that it was unwilling to deliver and negotiate an acquisition agreement unless and until the Company entered into an exclusivity agreement with Parent. During the course of discussions between Mr. Ashe and Mr. Mahoney concerning that matter, Mr. Mahoney proposed a price of $18.00 per Share and Mr. Ashe agreed that, if the Company entered into an exclusivity agreement with Parent, Parent would increase the proposed acquisition price from $17.75 per Share to $17.87 per Share and also reduce the amount of the break-up fee originally proposed by Parent in its July 27, 2007 term sheet.

Parent and the Company entered into an exclusivity agreement on Friday, August 3, 2007, covering the period through August 20, 2007, with an automatic extension through August 27, 2007 unless either party gave notice to the other that it did not wish to extend. Mr. Ashe advised the board of directors of Parent of this development.

During the week of Monday, August 6th, members of the respective management teams of Parent and the Company continued to hold meetings and discussions concerning due diligence items and the acquisition, including a multi-day meeting in the Boston area involving numerous members of both companies’ management teams. There were also numerous discussions between representatives of Lehman Brothers Inc. (“Lehman Brothers”), Parent’s financial advisor, and representatives of Bear Stearns, the Company’s financial advisor, as well as discussions between representatives of Bingham McCutchen LLP (“Bingham McCutchen”), Parent’s U.S. counsel, and representatives of Wilmer Cutler Pickering Hale &

Dorr LLP, the Company’s outside counsel. On Friday, August 10, 2007, Bingham McCutchen delivered a draft Merger Agreement to the Company and its representatives. On August 11, 2007, Mr. Ashe advised the board of directors of Parent of the status of the proposed transaction.

During the weeks of Monday, August 13th and Monday, August 20th, Parent’s representatives and the Company’s representatives continued to hold meetings and calls to discuss due diligence matters. In addition, Parent and the Company and their representatives exchanged drafts of, and negotiated in part, the Merger Agreement and related acquisition documents, and Parent delivered a draft employment agreement to one member of the Company’s management team.

On Sunday, August 26, 2007, Parent requested that the Company amend its exclusivity agreement to extend it through September 6, 2007, as the Company and Parent were jointly targeting the signing and announcement of the Merger Agreement on September 4th or 5th assuming resolution of all business and legal terms relating to the acquisition.

During the course of the day on Monday, August 27th, Mr. Ashe and Mr. Mahoney had a series of discussions in which Mr. Ashe informed Mr. Mahoney that if the Company did not extend the existing exclusivity agreement Parent would open up to further discussion its proposed $17.87 per Share price and that Parent may or may not continue to proceed towards the planned signing and announcement of the transaction on September 4th or 5th, depending on how events unfolded over the next several days.

On Tuesday, August 28, 2007, Parent and the Company executed an amendment to the exclusivity agreement extending it through September 6, 2007.

During the week of Monday, August 27th through Tuesday, September 4th, representatives of Parent and the Company continued to negotiate the Merger Agreement and related acquisition documents. On Friday, August 31, 2007, Parent held a board meeting to discuss the status of the transaction, including a due diligence summary and an update on negotiations. Parent also delivered proposed employment agreements to several other Company employees, which Parent negotiated with those employees, with the Company’s involvement during that time period. Parent’s representatives and Company representatives also continued to hold meetings and telephone calls to discuss matters related to the acquisition.

At 4:30 p.m. on Tuesday, September 4, 2007, the board of directors of Parent met to discuss the transaction. At this meeting, Bingham McCutchen provided the board of directors of Parent with a summary of the terms of the Merger Agreement and Lehman Brothers delivered to Parent its fairness opinion. After discussion and deliberation, the board of directors of Parent determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, were in the best interests of Parent and approved and adopted the Merger Agreement.

Parent and the Company executed the Merger Agreement on the evening of Tuesday, September 4, 2007, and made a joint public announcement on the morning of Wednesday, September 5, 2007.

12.          Purpose of the Offer; The Merger; Plans for the Company.

Purpose.   The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Offeror to acquire all Shares not purchased pursuant to the Offer. If the Offer is successful, Offeror and Parent intend to consummate the Merger as promptly as practicable. Upon consummation of the Merger, the Company will become an indirect, wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

Approval.   Under the Massachusetts Business Corporation Act (“MBCA”), the approval of the board of directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby including the Merger. The board of directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the MBCA described below, the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. If stockholder approval for the Merger is required, Parent intends to cause its nominees to the Company’s board of directors to set the record date for the stockholder approval for a date promptly following the consummation of the Offer. If the Minimum Condition is satisfied, we believe Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

Stockholder Meetings.   In the Merger Agreement, the Company has agreed, subject to certain exceptions, if a stockholder vote is required, to convene a meeting of its stockholders following consummation of the Offer for the purpose of considering and voting on the Merger. The Company, acting through its board of directors, has further agreed that if a stockholders’ meeting is convened, the Company’s board of directors will recommend that stockholders of the Company vote to approve the Merger. At any such meeting, all of the Shares then owned by Parent, Offeror and by any of Parent’s other subsidiaries, and all Shares for which the Company has received proxies to vote, will be voted in favor of the Merger.

Board Representation.   See Section 13–“The Transaction Documents” of this Offer to Purchase. Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will choose its designees to serve as directors of the Company following consummation of the Offer from the following list of individuals: Messrs. Ashe, Manley, Jussup, Rechan, Griffiths, Laverty, Duranton, Gilbody, Shone and Stone. Offeror expects that such representation would permit Offeror to exert substantial influence over the Company’s conduct of its business and operations.

Short-form Merger.   Under the MBCA, if Offeror acquires, pursuant to the Offer, at least 90% of the outstanding Shares, Offeror will be able to approve the Merger without a vote of the Company’s stockholders. In such event, Parent and Offeror anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company’s stockholders. If, however, Offeror does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company’s stockholders is required under the MBCA, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement, the Company has agreed to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger, if a stockholders’ vote is required.

Rule 13e-3.   The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for the Company.   In connection with Parent’s consideration of the Offer, Parent has developed a plan, on the basis of available information, for the combination of the business of the Company with that of Parent. Important elements of that plan include: (i) integrating the Company’s product line into Parent’s existing enterprise applications and successor product families; (ii) continuing to develop the Company’s products and provide further enhancements in a timely manner; (iii) ensuring customer continuity and support; (iv) combining the Company’s back-office functions with Parent’s existing organizations and infrastructure; (v) streamlining and enhancing the partnerships in common between the Company and Parent; and (vi) integrating the Company’s direct sales force into Parent’s existing direct sales force. Parent will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

Extraordinary Corporate Transactions.   Except as described above or elsewhere in this Offer to Purchase, Parent and Offeror have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company board of directors or management, any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business.

13.          The Transaction Documents.

Merger Agreement

The following is a summary of the material provisions of the Merger Agreement, a copy of which has been filed as an exhibit to Parent’s Form 8-K filed on September 5, 2007. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein.

Commencement.   The Merger Agreement provides for the commencement of the Offer not later than ten (10) business days after the execution of the Merger Agreement, provided that the Merger Agreement has not been terminated in accordance with its terms.

Merger.   The Merger Agreement provides that after the purchase of the Shares pursuant to the Offer, as soon as practicable after the approval and adoption of the Merger Agreement by the stockholders of the Company, to the extent required by the MBCA, and the satisfaction or waiver, if possible, of certain other conditions contained in the Merger Agreement, Offeror will be merged with and into the Company, with the Company continuing as the Surviving Corporation in the Merger under the corporate name it possesses immediately prior to the Merger.

Vote Required to Approve Merger.   See Section 12–“Purpose of the Offer; The Merger; Plans for the Company” of this Offer to Purchase.

Conversion of Securities.   At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than shares owned by Parent, Offeror or any direct or indirect wholly-owned subsidiary of Parent or Offeror) together with the Rights issued pursuant to the Rights Agreement (which rights will not be entitled to any consideration therefore) will be converted into, subject to the terms and conditions of the Merger Agreement, the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), subject to reduction only for any back-up withholding or other taxes required by applicable law to be withheld by the Company or Offeror on behalf of such stockholder.

Treatment of Options.

(a)   Upon and subject to the conditions set forth in the Merger Agreement, immediately prior to the Effective Time, each option to purchase shares of common stock then outstanding (each, a “Company Option”) to the extent then exercisable (after giving effect to any acceleration resulting from the transactions contemplated by the Merger Agreement), at an exercise price per share less than the Merger Consideration (each such Company Option, a “Cashed Out Option”), will entitle the holder thereof to receive from Parent as soon as practicable following the Effective Time, an amount in cash, without interest, equal to the product of (x) the total number of shares of Company common stock subject to such

Company Option multiplied by (y) the excess of the amount of the Merger Consideration over the exercise price per share of Company common stock under such Company Option (with the aggregate amount of such payment rounded up to the nearest cent, less applicable taxes, if any, required by applicable law to be withheld by the Company or Offeror on behalf of such holder).

(b)   Upon and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each Company Option other than a Cashed Out Option, granted under any Company stock plan and outstanding immediately prior to the Effective Time will be converted into an option to acquire such number of shares of Parent common stock (a “Converted Option”) equal to the product obtained by multiplying (x) the aggregate number of shares of Company common stock that were issuable upon exercise of such Converted Option immediately prior to the Effective Time and (y) the quotient obtained by dividing (1) the Merger Consideration by (2) the average of the closing prices of one (1) share of Parent common stock, as quoted on NASDAQ for the ten (10) consecutive trading days immediately preceding the Closing Date (the “Exchange Ratio”), rounded down to the nearest whole number of shares of Parent common stock. The terms and conditions of the Converted Option, including the vesting schedule thereof (except to the extent otherwise provided in any agreement between the Company and the holder of such Converted Option), will otherwise remain the same as the terms and conditions of the Company Option, except that the exercise price per share of each Converted Option will be equal to the quotient obtained by dividing (1) the exercise price per share of such Converted Option immediately prior to the Effective Time by (2) the Exchange Ratio, rounded up to the nearest whole cent.

Conditions to Obligations of All Parties to Merger Agreement.   The obligations of each of the parties to effect the Merger are subject to the following conditions:

(a)   If approval of the Merger by the Company stockholders is required by Massachusetts law the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class (the “Requisite Stockholder Vote”) will have been obtained;

(b)   Offeror (or Parent on Offeror’s behalf) will have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn; and

(c)   No statute, rule, regulation, executive order, decree or ruling will have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental authority of competent jurisdiction will be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that this paragraph will not be available to any party whose failure to fulfill its obligations pursuant to the terms of the Merger Agreement will have been the cause of, or will have resulted in, such order or injunction.

Conditions to Obligations of Offeror.   See Section 15–“Certain Conditions to Offeror’s Obligations” of this Offer to Purchase.

Schedule 14D-9.   The Merger Agreement provides that the Company will (i) file with the SEC, concurrently with the filing by Parent and Offeror of the Tender Offer Statement on Schedule TO ((together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, this Offer to Purchase, and forms of the letter of transmittal and summary advertisement, if any, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”)), a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the stockholders of the Company, together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). The Company will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other legal requirements.

Board of Directors.   Subject to compliance with applicable law and regulations, effective upon the initial acceptance for payment by Offeror of Shares pursuant to the Offer (the “Appointment Time,” the use of which term will not, unless the context otherwise requires, depend upon whether Parent will exercise its rights under this paragraph) and from time to time thereafter, Parent will be entitled to designate up to such number of directors on the Company board of directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company board of directors (giving effect to any increase in the number of directors) and (y) a fraction, the numerator of which is the number of Shares held by Parent and Offeror (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. Promptly following a request by Parent, the Company will take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company board of directors, including by increasing the size of the Company board of directors or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company board of directors. From time to time after the Appointment Time, the Company will take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company board of directors on (i) each committee of the Company board of directors, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board of directors of each subsidiary of the Company, in each case to the fullest extent permitted by all applicable legal requirements.

Parent will choose its designees to serve as directors of the Company following consummation of the Offer from the following list of individuals Messrs. Ashe, Manley, Jussup, Rechan, Griffiths, Laverty, Duranton, Gilbody, Shone and Stone. Offeror expects that such representation would permit Offeror to exert substantial influence over the Company’s conduct of its business and operations.

Representations and Warranties.   The Merger Agreement contains various customary representations and warranties, from both Parent and Offeror as well as the Company.

Conduct of Company’s Business Pending Merger.   Except as set forth in the Merger Agreement, the Company covenanted and agreed that, during the period from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement in accordance with its terms and the Appointment Time (the “Pre-Appointment Period”), except as otherwise specifically contemplated by the terms of the Merger Agreement, unless Parent will otherwise consent in writing in advance, the Company will use commercially reasonable best efforts to: (i) conduct the businesses of the Company and its Subsidiaries, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with all applicable laws and regulations, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act and (ii) preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and key employees of the Company and its Subsidiaries and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with the material customers and material suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries will (except as otherwise specifically contemplated by the terms of the Merger Agreement), during the Pre-Appointment Period, directly or indirectly, do any of the following without the prior written consent of Parent:

(a)   (i) amend the Company’s Restated Articles of Organization or By-Laws or comparable organizational documents; (ii) amend, modify or terminate the Rights Agreement in any manner adverse to Parent’s rights hereunder or exempt any other Person as an “Acquiring Person” (as defined in the Rights Agreement) thereunder, (iii) split, combine, subdivide or reclassify its outstanding shares of capital stock, (iv) other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, or (v) repurchase, redeem or otherwise acquire or permit any of the Company’s Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, except for the acquisition of shares of Company common stock (A) from holders of Company options in full or partial payment of the exercise price payable by such holder upon exercise of Company options to the extent required or permitted under the terms of such Company stock options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b)   merge, consolidate or adopt a plan of liquidation, or permit any of its Subsidiaries to merge or consolidate or adopt a plan of liquidation, except for any such transactions among wholly-owned Subsidiaries of the Company and the Company or other Subsidiaries of the Company;

(c)   terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, any Company Plan (defined below) or increase the salary, wage, bonus or other compensation of any directors, officers or key employees except, subject to paragraph (g), (i) for grants or awards to directors, officers and employees of the Company or its Subsidiaries under Company Plans in existence as of the date of the Merger Agreement in such amounts and on such terms as are consistent in all material respects with past practice, (ii) in the ordinary course of business, consistent in all material respects with past practice (which will include normal periodic performance reviews and related increases in compensation and employee benefits and the provision of compensation and employee benefits under the Company Plans consistent in all material respects with past practice for current, promoted or newly hired officers and employees and the adoption of Company Plans for employees of new Subsidiaries in amounts and on terms consistent in all material respects with past practice), provided, that in no event will the Company (x) institute a broad based change in compensation or (y) increase or institute any new severance, change in control, termination or deferred compensation benefits, or (iii) for actions necessary to comply with applicable law or satisfy existing contractual obligations under Company Plans existing as of the date of the Merger Agreement, provided, that in no event will the Company or any of its Subsidiaries (A) take any action to fund or in any other way secure the payment of compensation or benefits except as required under existing contractual obligations, (B) take any action to accelerate the vesting or payment of any compensation or benefits (other than with respect to officers and other employees whose employment terminates prior to the Effective Time and except (1) as required by the terms of a Company Plan in effect on the date of the Merger Agreement or (2) in the ordinary course of business consistent with past practice (but in the case of (2) excluding officers of the Company who are subject to Section 16 of the Exchange Act)), (C) other than in the ordinary course of business consistent with past practice, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles in the United States (“GAAP”) or any applicable law or regulation, or (D) amend the terms of any outstanding equity-based award (other than with respect to officers and other employees whose employment terminates prior to the Effective Time (1) as required by the terms of a Company Plan in effect on the date of the Merger Agreement or (2) in the ordinary course of business consistent with past practice (but in the case of (2) excluding officers of the Company who are subject to Section 16 of the Exchange Act));

(d)   incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (x) indebtedness for borrowed money incurred in the ordinary course of business not to exceed $3,000,000 in the aggregate or (y) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money on substantially similar terms or any indebtedness permitted to be incurred under this paragraph;

(e)   make or commit to any capital expenditures in excess of $100,000, other than capital expenditures not in excess of 110% of the aggregate amount reflected in the Company’s 2007 capital expenditure budget;

(f)    transfer, lease, license, sell, mortgage, pledge, place an Encumbrance (other than any Permitted Encumbrance) upon or otherwise dispose of any property or assets (including capital stock of any of its Subsidiaries) with a fair market value in excess of $3,000,000 in the aggregate, except for (x) transfers, leases, licenses, sales, Encumbrances or other dispositions in the ordinary course of business consistent in all material respects with past practice and (y) Encumbrances to secure indebtedness for borrowed money permitted to be incurred pursuant to paragraph (d) above and of a type and under circumstances consistent in all material respects with past practice;

(g)   issue, deliver, sell, or encumber shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares except: (i) any Shares issued pursuant to Company options outstanding on the date of the Merger Agreement under the Company Plans, (ii) Company options issued in the ordinary course of business consistent in all material respects with past practice under the Company Plans; provided, that Company options in respect of no more than 200,000 Shares may be issued in the aggregate, and (iii) issuances of capital stock by wholly-owned Subsidiaries of the Company to the Company or any wholly-owned Subsidiary of the Company;

(h)   make any change with respect to accounting policies, except as required by changes in GAAP or by applicable law, or regulations or except as the Company, based upon the advice of its independent auditors, and after consultation with Parent, determines in good faith is advisable to conform to best accounting practices;

(i)    except as required by applicable law or regulation, (x) make any material tax election or take any material position on any material tax return filed on or after the date of the Merger Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods or (y) settle or resolve any material tax controversy;

(j)    enter into any material line of business in any geographic area other than the current businesses of the Company or any of its Subsidiaries in the geographic areas where they are conducted, as of the date of the Merger Agreement;

(k)   other than investments in marketable securities in the ordinary course of business consistent with past practices, make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $100,000, individually or $500,000 in the aggregate;

(l)    enter into or amend any material contract except in the ordinary course consistent with past practices;

(m)  settle or consent to the settlement of any proceedings before or threatened to be brought before a governmental authority for an amount to be paid by the Company (including pursuant to any indemnification obligation of the Company) or any of its Subsidiaries (excluding amounts paid or reimbursed by insurance) in excess of $1,000,000 or, in the case of non-monetary settlements, that would be reasonably likely to have an adverse impact in any material respect on the operations of the Company and its Subsidiaries taken as a whole; or

(n)   enter into any agreement to do any of the foregoing.

Under the Merger Agreement, “Company Material Adverse Effect” means a material adverse effect on the business, operations, financial condition or results of operations of the Company and its

Subsidiaries, taken as a whole, excluding any such effect resulting from or arising out of (i) the execution, delivery, announcement or performance of the obligations under the Merger Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) general economic, market or political conditions (including acts of terrorism or war or other force majeure events) that do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, (iii) general conditions in the industry in which the Company and its Subsidiaries operate that do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, (iv) any changes (after the date hereof) in GAAP or applicable law, (v) any failure, in and of itself, by the Company to meet any published estimates of revenues, earnings or other financial projections (it being understood, however, that any effects causing or contributing to such failure may be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred) or (vi) any legal proceeding brought by a Company stockholder (whether on his, her or its own behalf or on behalf of the Company) arising out of or related to the Merger Agreement or any of the transactions contemplated thereby (including the Offer and the Merger).

Under the Merger Agreement, “Company Plans” means each “employee benefit plan” (within the meaning of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) Section 3(3)), each stock purchase, stock option, restricted stock and stock unit, share appreciation right, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, vacation, group or individual health, dental, medical, life insurance, survivor benefit, and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether oral or written, formal or informal, whether or not subject to ERISA, in each case, under which (x) any current or former employee, director, officer, or consultant to or of the Company or any of its Subsidiaries has any present or future right to any material benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or ERISA affiliates or (y) the Company or any of its Subsidiaries or ERISA affiliates has had or would reasonably be expected to have any present or future material liability.

Under the Merger Agreement, “Encumbrances” means any claim, lien, pledge, option, right of first refusal or offer, preemptive right, charge, security interest, mortgage, right-of-way, covenant, restriction, encumbrance or other rights of third parties.

Under the Merger Agreement, “Permitted Encumbrances” means (i) Encumbrances disclosed on the Company’s balance sheet for the fiscal quarter ended June 30, 2007 or notes thereto, (ii) liens for Taxes not yet due or being contested in good faith by any appropriate proceedings (and for which adequate accruals or reserves have been established on the Company’s balance sheet for the fiscal quarter ended June 30, 2007), (iii) Encumbrances incurred in the ordinary course of business consistent in all material respects with past practice which do not materially detract from the value or materially interfere with the present use of the property or assets to which such lien relates, (iv) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (v) undetermined or inchoate Encumbrances and any statutory Encumbrances and claimed or held by any governmental authority that are related to obligations that are not due or delinquent, (vi) restrictions on resale of securities imposed by applicable law, (vii) security given in the ordinary course of business to any public utility, governmental authority or other statutory or public authority, (viii) Encumbrances imposed on the underlying fee interest in leased real property and (ix) Encumbrances (other than those securing indebtedness) that do not materially interfere with the use or operation of the property subject thereto.

Under the Merger Agreement, “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

Under the Merger Agreement, “Subsidiary” when used with respect to any Person means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

Nonsolicitation Obligations; Change in Board Recommendation.   The Company and its Subsidiaries have agreed to cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal (as defined below).

(a)   Except as otherwise provided in this subsection, at all times during the Pre-Appointment Period, neither the Company nor any of its Subsidiaries will, nor will the Company or any of its Subsidiaries authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) conduct or engage in any discussions, investigations or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any third party that has informed the Company that it is seeking to make, or has made, an Acquisition Proposal, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal, (iii) (y) approve any transaction under or any third party becoming an “interested stockholder” under Chapter 110F of the Massachusetts General Laws or (z) amend or grant any waiver or release or make any determination under or approve any transaction or redeem any Company rights under the Rights Agreement or take any action under the Rights Agreement to facilitate an Acquisition Proposal except in connection with the transactions contemplated by the Merger Agreement, or (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal other than a confidentiality agreement permitted by paragraph (b) below. Except as the Company board of directors determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties, the Company board of directors will not fail to make, nor will it withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Offeror, the Company Board Recommendation (or in either case recommend to the Company stockholders an Acquisition Proposal or make any public statement inconsistent with the Company Board Recommendation) or resolve to take any of the foregoing actions (it being agreed that any notice to Parent pursuant to the Merger Agreement will not constitute any such resolution) (any of the foregoing a “Company Adverse Recommendation Change”, which will not include a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act). The Company will, and will cause its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date thereof with respect to any Acquisition Proposal and will use its commercially reasonable best efforts to cause any such third party (or its agents or advisors) in possession of confidential information about the Company and any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to such third party in connection with an Acquisition Proposal within 12 months prior to the date of the Merger Agreement promptly to return or destroy (and confirm destruction of) all such information.

(b)   Notwithstanding anything to the contrary set forth in the Merger Agreement, at all times during the Pre-Appointment Period, the Company board of directors may, directly or through the Company’s

Representatives: (i) engage or participate in negotiations or discussions with any third party (and its Representatives) that, subject to the Company’s compliance with the terms of the Merger Agreement, has made a bona fide, unsolicited written Acquisition Proposal that the Company board of directors determines in good faith, after consulting with a financial advisor of nationally recognized reputation, is or could reasonably be expected to lead to a Superior Proposal, (ii) furnish to any such third party (and its Representatives) non-public information relating to, and provide access to, the Company, any of its Subsidiaries and their respective businesses, properties, assets, books and records pursuant to an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this paragraph (a copy of which confidentiality agreement will be promptly (but in no event later than one (1) business day) provided for informational purposes only to Parent), and/or (iii) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i)-(ii), only if the Company board of directors determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law. Nothing contained in the Merger Agreement will prevent the Company board of directors from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with the terms of the Merger Agreement.

(c)   The Company board of directors will not take any of the actions referred to in clauses (i)-(ii) of paragraph (b) above or make a Company Adverse Recommendation Change unless the Company will have delivered to Parent a prior written notice advising that the Company intends to take such action. The Company will notify Parent promptly (but in no event later than 24 hours after an officer or director of the Company first obtains knowledge of the receipt by Company or any of its Subsidiaries or any of their respective Representatives of an Acquisition Proposal) after receipt by the Company or any of its Subsidiaries (or any of their respective Representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the non-public business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party that is seeking to make an Acquisition Proposal or any other indication that a third party is considering making an Acquisition Proposal. The Company will provide such notice orally and in writing to Parent and will identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company will keep Parent informed on a reasonably prompt basis, of the status and material details of any discussions or negotiations relating to such Acquisition Proposal, indication or request, including the material resolved and unresolved issues related thereto and material amendments or proposed amendments as to price and other material terms thereof. The Company will provide Parent with at least 48 hours’ prior notice of any meeting of the Company board of directors (or such lesser notice as is provided to the members of the Company board of directors) at which the Company board of directors is reasonably expected to consider any Acquisition Proposal. The Company will promptly provide Parent with: (i) any information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any third party pursuant to paragraph (b) above that was not previously provided to Parent and (ii) copies of all material documents and material written communications relating to such Acquisition Proposal exchanged between the Company, any of its respective Subsidiaries or any of their respective Representatives, on the one hand, and the third party making such Acquisition Proposal or any of its Representatives, on the other hand.

Under the Merger Agreement, “Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any offer, proposal, inquiry or indication of interest relating to any transaction or series of related transactions involving (i) any acquisition or purchase from the Company or any of its Subsidiaries by any third party, directly or indirectly, of 15% or more of the total outstanding voting or equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the total consolidated assets of the Company, or any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of the total outstanding voting or equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the total consolidated assets of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, pursuant to which the stockholders of the Company, immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction, (iii) any sale or lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), or disposition of 15% or more of the consolidated assets of the Company (measured by the lesser of book or fair market value thereof), or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

Under the Merger Agreement, “Company Board Recommendation” means the recommendations of the board of directors of the Company contained in resolutions that, at a meeting duly called and held, prior to the execution of the Merger Agreement, at which all directors of the Company were present, were duly and unanimously adopted (i) declaring that the Merger Agreement is advisable, (ii) determining that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the holders of common stock of the Company, (iii) approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and the Tender and Voting Agreements and the transactions contemplated thereby, including that the Offer and the Merger and the Tender and Voting Agreements and the transactions contemplated thereby are not and will not be subject to the provisions of, or any restrictions under, the provisions of Chapter 110D or Chapter 110F of the Massachusetts Law and (iv) resolving to recommend that the holders of common stock of the Company accept the Offer, tender their Shares to Offeror pursuant to the Offer and approve the Merger Agreement in accordance with the applicable provisions of the MBCA.

Under the Merger Agreement, “Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person.

Under the Merger Agreement, “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal to acquire all of the outstanding Shares, or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, that the Company board of directors determines in good faith (after consultation with a nationally recognized financial advisor and outside legal counsel, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) (i) is more favorable and provides greater value to the Company’s stockholders (other than Parent and its Affiliates), than as provided under the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in response to such Superior Proposal pursuant to Section 7.1(d) of the Merger Agreement), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to such Person or reasonably determined to be available by the board of directors of the Company), and (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal. Reference to “the Merger Agreement”, the “Offer” and “the Merger” in this paragraph will be deemed to include any proposed alteration of the terms of the Merger Agreement or the Merger that are agreed to by Parent or Offeror in accordance with Section 7.1(d) of the Merger Agreement after either of them receives written notice from the Company pursuant to Section 5.4(c) of the Merger Agreement of the existence of, the identity of the Person making, and the terms and conditions of, any Acquisition Proposal.

Top-Up Option.   The Company irrevocably granted to Offeror an irrevocable option (the “Top-Up Option”), exercisable only on or after the Appointment Time, to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Offeror at the time of such exercise, will constitute one share more than 90% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares and the exercise of all outstanding exercisable options to purchase Shares with an exercise price equal to or less than $17.87) at a price per share equal to the Offer Price; provided, however, that the Top-Up Option will not be exercisable unless immediately after such exercise and the issuance of Shares pursuant thereto, Offeror would own more than 90% of the Shares then outstanding; and provided further, however, that in no event will the Top-Up Option be exercisable for a number of Shares (i) in excess of the Company’s then authorized and unissued shares of Company common stock (giving effect to shares of Company common stock reserved or issuance under the Company option plans as though such shares were outstanding) or (ii) that would require approval of the stockholders of the Company under applicable NASDAQ rules.

Offeror may exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement pursuant to its terms. A “Top-Up Exercise Event” will occur only upon Offeror’s acceptance of Shares for payment pursuant to the Offer or acquisition of Shares pursuant to the Offer constituting at least 80% of the Shares then outstanding. Any purchase of Shares pursuant to the Top-Up Option must be made in compliance with Rule 14e-5(a) of the Exchange Act, which prohibits the Offeror from purchasing Shares except (1) as part of the proposed tender offer from the time of the public announcement of the tender offer until expiration or termination of the tender offer or (2) if such purchase is otherwise exempt from Rule 14e-5(a).

Termination.   The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time, provided that the party desiring to terminate the Merger Agreement pursuant to the paragraphs below (other than pursuant to paragraph (a) below) will give written notice of such termination to the other party or parties thereto, as the case may be:

(a)   by mutual written consent of Parent and the Company, by action of their respective boards of directors; or

(b)   by either Parent or the Company, if the Offer will have expired or been terminated in accordance with the terms thereof without Offeror (or Parent on Offeror’s behalf) having accepted for payment any Shares pursuant to the Offer on or before March 31, 2008 (the “Termination Date”); provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party thereto whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted (A) in any of the conditions to the Offer set forth in Section 15–“Certain Conditions to Offeror’s Obligations” of this Offer to Purchase having failed to be satisfied on or before the Termination Date or (B) in the expiration or termination of the Offer in accordance with the terms thereof without Offeror (or Parent on Offeror’s behalf) having accepted for payment any Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of the Merger Agreement; or

(c)   by the Company if:

(i)    immediately prior to entering into a definitive agreement with respect to a Superior Proposal, the board of directors of the Company authorizes the Company, subject to complying in all material respects with certain terms of the Merger Agreement, to accept, or to enter into a written agreement for a transaction constituting, a Superior Proposal; provided that the Company will have paid or caused to be paid any amounts due to Parent as described in the “Expenses; Termination Fee” subsection below in accordance with the terms specified therein concurrently with such termination; provided, further, that (x) the Company notifies Parent, in writing and at least three (3) business days prior to such termination, of its intention to terminate the Merger Agreement to accept (or to enter into a binding written agreement for an Acquisition Proposal that constitutes) a Superior Proposal, attaching the most current and complete version of such agreement and all exhibits and other attachments thereto, and (y) Parent does not make prior to such termination a binding, unconditional offer that the board of directors of the Company determines in good faith, after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company will not enter into any such binding agreement during such three (3) business day period; or

(ii)   a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Offeror set forth in the Merger Agreement will have occurred that (x) would cause the conditions set forth in Section 15–“Certain Conditions to Offeror’s Obligations” of this Offer to Purchase not to be satisfied and (y) is incapable of being cured by Parent or Offeror or, if capable of being cured by Parent or Offeror, Parent or Offeror does not cure such breach or failure within 30 days after its receipt of written notice thereof from the Company; or

(d)   by Parent if:

(i)    a Company Adverse Recommendation Change will have occurred;

(ii)   the Company will have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal other than a confidentiality agreement permitted by the terms of the Merger Agreement;

(iii)  the Company will have failed to include the Company Board Recommendation in the Schedule 14D-9 or failed to permit Parent and/or Offeror to include the Company Board Recommendation in the Offer Documents;

(iv)  a tender or exchange offer for the common stock of the Company will have been commenced other than by Parent or an affiliate of Parent and the Company will have not made within ten (10) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after such tender or exchange offer is first published, sent or given, pursuant to Rule 14e-2 promulgated under the Exchange Act, a statement disclosing that the board of directors of the Company recommends rejection of such tender or exchange offer;

(v)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the Merger Agreement or any other event will have occurred that (x) would cause the conditions set forth in Section 15–“Certain Conditions to Offeror’s Obligations” of this Offer to Purchase not to be satisfied and (y) is incapable of being cured by the Company or, if capable of being cured by the Company, the Company does not cure such breach, failure or other event within 30 days after its receipt of written notice thereof from Parent; or

(vi)  the Company or any of its Representatives will have willfully and materially breached any of its obligations under Section 5.4 of the Merger Agreement (which includes among other provisions, the non-solicit provisions of the Merger Agreement).

Notwithstanding the prior approval of the Merger Agreement by the stockholders of the Company in accordance with Massachusetts Law, if required, the Merger Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party thereto terminating the Merger Agreement pursuant to the terms of the Merger Agreement will give prompt written notice of such termination to the other party or parties thereto), by either Parent or the

Company if any governmental authority of competent jurisdiction will have (a) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Offer and the Merger) any applicable law or regulation that is in effect and has the effect of making the consummation of the Offer or the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger or (b) issued or granted any judgment that is in effect and has the effect of making the Offer or the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger and such judgment has become final and non-appealable.

Any termination of the Merger Agreement as described above will be effective immediately upon the delivery of written notice of the terminating party to other party or parties thereto, as applicable. In the event of termination of the Merger Agreement by either the Company or Parent as provided above, the Merger Agreement will then become void and there will thereafter be no liability or obligation on the part of Parent, Offeror or the Company or their respective officers or directors thereunder except with respect to Section 5.2(c) (Access to Information), Section 5.8 (Fees and Expenses), Section 5.10 (Public Announcement), Section 5.16 (Confidentiality), Section 7.3 (Effect of Termination) and Article VIII (General Provisions), each of which will survive the termination of the Merger Agreement, provided, that the termination of the Merger Agreement will not relieve any party from any liability for any intentional breach of any covenant or agreement set forth in, or fraud in connection with, or knowing breach of any representation or warranty in the Merger Agreement occurring prior to termination. In addition to the foregoing, no termination of the Merger Agreement will affect the obligations of the parties thereto set forth in the Confidentiality Agreement, dated July 30, 2007, all of which obligations will survive termination of the Merger Agreement in accordance with their terms.

Expenses; Termination Fee.   Except as set forth in the next three paragraphs and as expressly contemplated by the Merger Agreement, whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. Notwithstanding the foregoing, the Company and Parent will share equally all filing fees payable pursuant to applicable U.S. antitrust laws, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Under the Merger Agreement, the Company has agreed to pay Parent three percent (3%) of the aggregate purchase price of the Offer ($10,179,000) (the “Termination Fee”) if the Merger Agreement is:

(a)   terminated by Parent pursuant to paragraph (d)(i), (d)(ii), (d)(iii) or (d)(iv) of subsection “Termination” above or terminated by the Company pursuant to paragraph (c)(i) of subsection “Termination” above, with such fee to be paid concurrently with any termination by the Company and within two (2) business days following any termination by Parent; or

(b)   terminated by either the Company or Parent pursuant to paragraph (b) of subsection “Termination” above or terminated by Parent pursuant to paragraph (d)(v) or (d)(vi) of subsection “Termination” above and (i) prior to such termination, an Acquisition Proposal will have been made and (ii) within 12 months following the date of such termination, the Company will have entered into a definitive agreement with respect to, recommended to its stockholders, or consummated, an Acquisition Proposal, with such fee to be paid within two (2) business days of entering into such definitive agreement, making such recommendation or consummating such transaction.

The Company acknowledged that the agreements contained in the above paragraphs are an integral part of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), and that, without these agreements, Parent would not have entered into the Merger Agreement. If the Company fails to pay promptly the fee due pursuant to the above paragraphs, the Company will also pay to Parent Parent’s reasonable costs and expenses (including legal fees and expenses) in connection with any successful action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Citibank, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. Payment of the fees and expenses described in this paragraph will not be in lieu of damages incurred in the event of breach of the Merger Agreement described in Section 7.3(a) of the Merger Agreement, but otherwise will constitute the sole and exclusive remedy of the parties in connection with any termination of the Merger Agreement.

Tender and Voting Agreements

All current executive officer and directors of the Company have entered into tender and voting agreements with Parent, dated September 4, 2007 (the “Tender and Voting Agreements”) that, among other things, (i) restrict the transfer of their Shares, (ii) obligate them to vote their Shares in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement and (iii) obligate them to tender all their Shares pursuant to the Offer. This summary is qualified in its entirety by reference to the Form of Tender and Voting Agreement, which was filed as Exhibit 2.2 to the Form 8-K filed by Parent on September 5, 2007 and which is incorporated by reference herein.

14.          Dividends and Distributions.

The Merger Agreement provides that the Company will not, among other things, other than cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock. See Section 13–“The Transaction Documents” of this Offer to Purchase. During the past two years, the Company has paid no dividends on its common stock.

15.          Certain Conditions to Offeror’s Obligations.

Notwithstanding any other provisions of the Offer, but subject to compliance with terms of the Merger Agreement, and in addition to (and not in limitation of) the rights and obligations of Offeror to extend and/or amend the Offer at any time in its sole discretion (subject to the terms and conditions of the Merger Agreement), Offeror (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Offeror to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any tendered Shares, (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares and (iii) may terminate or amend the Offer as to Shares not then paid for, in the event that at or immediately prior to the scheduled expiration of the Offer (as it may be extended pursuant to the terms of the Merger Agreement), (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or the applicable laws of the Republic of Germany will not have expired or been terminated and any necessary approvals thereunder will not have been received, (B) the Minimum Condition will not have been satisfied or (C) any of the following will have occurred and be continuing:

(1)   any statute, rule, regulation, legislation, judgment, order or injunction will be enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer by any governmental authority of competent jurisdiction (other than the application of the waiting period provisions of the HSR Act or regulatory law to the Offer or the Merger), that has or is reasonably likely to have any of the following consequences:

(A)  make illegal or otherwise prohibit the consummation of the Offer or the Merger;

(B)   prohibit or materially limit the ownership or operation by Parent or Offeror of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or compel Parent or Offeror to dispose of or hold separate all or any material portion of the business or assets of Parent, or of the Company and its Subsidiaries, taken as a whole, or seek to impose any material limitations on the ability of Parent or Offeror to conduct its business or own such assets;

(C)   impose material limitations on the ability of Parent or Offeror effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Offeror or Parent on all matters properly presented to the Company’s stockholders; or

(D)  require any divestiture by Parent or Offeror of any Shares or material assets of the Company and its Subsidiaries, taken as a whole.

(2)   there will be instituted or pending any action or proceeding by or before any governmental authority that is reasonably likely to result in any of the consequences referred to in clauses (A) through (D) of paragraph (1) above;

(3)   any of the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any disclosures made by the Company following the parties’ entry into the Merger Agreement) will not be true and correct in all respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct as has not had and is not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect (and for purposes of this paragraph (5), any qualifications in such representations as to materiality (but not dollar thresholds) or a “Company Material Adverse Effect” will be disregarded), (B) for changes contemplated by the Merger Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations will have been true and correct as of such particular date, for any failure to be so true and correct as has not had and is not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect);

(4)   the Company will have failed to perform in any material respect any obligation or to comply in any material respect with any covenant or other agreement of the Company to be performed or complied with by it under the Merger Agreement; or

(5)   the Merger Agreement will have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Offeror and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent or Offeror, in whole or in part, at any time and from time to time in the sole discretion of Parent or Offeror. The failure by Parent or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

On September 17, 2007, Parent and the Company jointly announced that the Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (the “Division”) have granted early termination of the mandatory waiting period under the HSR Act in connection with the Offer.

16.          Certain Regulatory and Legal Matters.

Except as set forth in this Section 16, as of the date hereof, Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Offeror as contemplated herein.

Antitrust in the United States

Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain acquisition transactions may not be consummated until specified information and documentary material has been furnished for review by the FTC and the Division and specified waiting period requirements have been satisfied. These requirements apply to Offeror’s acquisition of the Shares in the Offer and the Merger.

Under the HSR Act, the purchase of the Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Division, unless the waiting period is earlier terminated by the FTC and the Division or extended by a request for additional information or documentary material prior to that time. Parent and the Company filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Division in connection with Offeror’s purchase of the Shares in the Offer and the Merger on September 7, 2007.

On September 14, 2007, the FTC and the Division granted early termination of the mandatory waiting period under the HSR Act.

At any time before or after the purchase of Shares by Offeror, the FTC or the Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Offeror, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general and foreign antitrust regulators may also bring legal actions under the antitrust laws under certain circumstances.

Other Foreign Competition Law Filings

The Company also conducts business in a number of other foreign countries. In connection with the purchase of the Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, Parent and the Company will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. The Offer is conditioned upon obtaining material governmental approvals. Parent and the Company have determined that Germany is the only foreign jurisdiction requiring formal notification of the proposed Offer to its governmental authorities. On September 5, 2007, Parent submitted a letter to the Federal Cartel Office in Germany (“FCO”; Bundeskartelamt), pursuant to Chapter VII of the Act against Restrictions of Competition of 1958, as amended (“ARC”; Gesetz gegen Wettbewerbsbeschränkungen). Under the ARC, the purchase of the Shares in the Offer may not be completed until one month following the submission of notice to the FCO. If, before the end of the one-month period, the FCO decides to commence a second-stage investigation into the Offer, the waiting period will be extended to a date four months after the original submission. Additional extensions of the waiting period can be imposed only with the consent of the parties. If the FCO determines that there are no substantive competition problems associated with the Offer, the FCO may grant the parties clearance to conclude the Offer before the end of the initial one-month waiting period. Parent and the Company may not conclude the Offer before October 5, 2007, unless clearance is granted by the FCO before that date.

State Takeover Laws.

The Company is incorporated under the laws of the Commonwealth of Massachusetts. In general, Chapter 110F of the Massachusetts General Laws prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Massachusetts corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such date. In accordance with the provisions of Chapter 110F, the board of directors of the Company has approved the Merger Agreement and the transactions contemplated thereby and has taken all appropriate action so that the restrictions on business combinations set forth in Chapter 110F, with respect to the Company, will not be applicable to the Offer or the Merger.

Chapter 110D of the Massachusetts General Laws restricts the voting rights of shares acquired in a control share acquisition, unless, among other things, the articles of organization or by-laws of a Massachusetts corporation provide that such restrictions are inapplicable. The Company’s bylaws opt out of Chapter 110D, and therefore such restrictions will not be applicable to Parent and Offeror by virtue of such actions.

Chapter 110C of the Massachusetts General Laws subjects an offeror to certain disclosure and filing requirements before such offeror can proceed with a “take-over bid,” defined to include any acquisition of or offer to acquire more than ten percent of the issued and outstanding equity securities of a target company. The board of directors of the Company has recommended the Merger Agreement and the transactions contemplated thereby to the Company’s stockholders, and has taken all appropriate additional action so that the Offer and the Merger will be excluded from the definition of a “take-over bid” in Chapter 110C, and its requirements will not be applicable to Parent and Offeror.

17.          Appraisal Rights.

No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, Section 13.02(a)(1) of the MBCA generally provides that stockholders of a Massachusetts corporation are entitled to appraisal rights in the event of a merger. However, Section 13.02(a)(1) of the MBCA provides generally that stockholders of a Massachusetts corporation are entitled to appraisal rights in the event of a merger, subject to certain exceptions. One of the exceptions to this general rule applies to a merger in which cash is the sole consideration received by the stockholders, provided that no director, officer or controlling stockholder of the corporation has a direct or indirect material financial interest in the merger other than in (i) his, her or its capacity as a stockholder of the corporation, (ii) his, her or its capacity as a director, officer, employee or consultant of the corporation or the acquiring company pursuant to bona fide arrangements with the corporation or the acquiring company or (iii) any other capacity so long as the stockholder owns less than 5% of the voting securities of the corporation.

Offeror believes that this exception is applicable in this transaction and that the Company’s stockholders are not entitled to appraisal rights in connection with the Merger. However, the MBCA took effect on July 1, 2004, and Section 13.02 has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable and that the Company’s stockholders are entitled to appraisal rights under Massachusetts law. Any stockholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the MBCA, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which the Company’s stockholders may be entitled.

18.          Fees and Expenses.

Lehman Brothers is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company, for which services Lehman Brothers will receive customary compensation. Parent has agreed to reimburse Lehman Brothers for reasonable fees and expenses, including reasonable fees and disbursements of Lehman Brothers’ counsel, incurred in connection with Lehman Brothers’ engagement, and to indemnify Lehman Brothers and certain related parties against specified liabilities, including liabilities under the federal securities laws. In the ordinary course of Lehman Brothers’ business, Lehman Brothers and its affiliates may actively trade or hold securities or loans of Parent or the Company for Lehman Brothers’ own accounts or for the accounts of customers and, accordingly, Lehman Brothers or its affiliates may at any time hold long or short positions in these securities or loans.

Offeror has retained MacKenzie Partners, Inc. as Information Agent and Computershare Trust Company, N.A. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by Offeror against certain liabilities in connection with the Offer.

Except as set forth above, Offeror will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by Parent or Offeror for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

19.          Miscellaneous.

Legal Proceedings

None.

Other Information

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by Offeror.

Offeror has filed with the SEC on September 18, 2007 a Tender Offer Statement on Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8–“Certain Information Concerning the Company” of this Offer to Purchase.

Dimension Acquisition Corp.

September 18, 2007

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND COGNOS

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent and Cognos are set forth below. The business address of each director and officer of Parent is Cognos Incorporated, 3755 Riverside Drive, P.O. Box 9707, Station T, Ottawa, ON, Canada K1G 4K9. The business address of each director and officer of Cognos is Cognos Corporation, 15 Wayside Road, Burlington, Massachusetts 01803. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent or Cognos, as applicable.

None of the directors and officers of Parent or Cognos, as the case may be, listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of Canada, except Messrs. Rando, Laverty, Gilbody, Carroll, Stone and Shone and Ms. Perna who are citizens of the United States of America, Messrs. Griffiths and Russell who are citizens of the United Kingdom and Mr. Duranton who is a citizen of France. Mr. Zambonini is a citizen of Canada as well as the United Kingdom.

Directors of Parent are identified by “DP”. Executive officers of Parent are identified by “EOP”. Directors of Cognos are identified by “DC”. Executive officers of Cognos are identified by “EOC”.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Robert G. Ashe DP, EOP	48

Mr. Ashe has served as a director, President and Chief Executive Officer of Parent since June 2004. Prior to that time, he served as Parent’s President and Chief Operating Officer from April 2002 to June 2004 and as Parent’s Chief Corporate Officer from March 2001 to April 2002.

John E. Caldwell DP	57

Mr. Caldwell has served as a director of Parent since March 2000. He is the President and Chief Executive Officer of SMTC Corporation, a publicly traded electronics manufacturing service provider, a position he has held since October 2003. Prior to joining SMTC, Mr. Caldwell served as Chair of the Restructuring Committee of Mosaic Group Inc., a Toronto-based marketing services provider, from October 2002 to September 2003. From October 2000 to October 2002, Mr. Caldwell served as the President and Chief Executive Officer of and then a consultant to Geac Computer Corporation Limited, a computer software company.

Paul D. Damp DP	53

Mr. Damp has been a director of Parent since June 2003. He is a Managing Partner of Kestrel Capital Partners, an investment firm, a position he has held since January 1995. Since 2002, Mr. Damp has also served as Non-Executive Chairman and Trustee of Davis & Henderson Income Fund, a service provider to Canadian financial institutions, and as Trustee and Chair of the Audit Committee of Home Equity Income Trust, a reverse mortgage provider.

Pierre Y. Ducros DP	68	Mr. Ducros has been a director of Parent since July 1986. Since 1982, Mr. Ducros has been the President of P. Ducros & Associates Inc., an investment firm.

David A. Galloway DP	63

Mr. Galloway has been a director of Parent since July 2007. He is the Chairman of the Board of the Bank of Montreal. From 1988 to 2002, he was President and Chief Executive Officer of Torstar Corporation, a media and publishing company. Mr. Galloway also serves as a director of each of (i) E.W. Scripps Company, a media enterprise, (ii) Abitibi Consolidated Inc., a newsprint and commercial printing paper and producer of wood products company and (iii) Toromont Industries Ltd., a construction equipment rental and design company.

Robert W. Korthals DP	74

Mr. Korthals has been a director of Parent since 1997. He is also a director of (i) Bucyrus International Inc., a design and manufacture of mining equipment company, (ii) Easyhome Ltd., a merchandise lease company, (ii) Jannock Properties Limited, a real estate investment company and (iv) several mutual funds of Mulvihill Capital Management, Inc., an investment firm. From January 2000 to December 2006, Mr. Korthals was Chairman of the Ontario Teachers Pension Plan.

Janet R. Perna DP	59

Ms. Perna has been a director of Parent since April 2006. She worked as General Manager of GM Information Management at IBM, a multinational computer technology and consulting company, from October 1974 until January 2006.

John J. Rando DP	55

Mr. Rando has been a director of Parent since July 2002. Since November 2004, he has acted as a consultant on a retained basis to various technology and investment firms. From January 2002 to October 2004, he was the Chairman of Storability Software Inc., a storage resource management company. Since March 2000, Mr. Rando has served as a director of Ecora Software, a provider of change and compliance reporting solutions. Mr. Rando has also been a director of (i) The Capital Markets Company, N.V., an investment fund from November 2004 to September 2006, (ii) @Stake Inc., an electronic security system design and software company, from November 1999 to October 2004, (iii) ePresence Inc., a provider of security and identity management solutions and web-hosted directory technologies, from October 1999 to June 2004 and (iv) Yankee Energy Systems, Inc., a natural gas distribution company, from June 1997 to December 2002. From 1999 to November 2002, Mr. Rando was an advisor/partner to Flagship Venture Partners-NewcoGen Group, an investment firm.

William V. Russell DP	55

Mr. Russell has been a director of Parent since 2001. He has been Non-Executive Chairman of Sylantro Systems Corporation, a VOIP software company, since August 2007 and Network Physics Inc., a network management solutions company, since 2003. From June 2003 to June 2007, he was Non-Executive Chairman at webMethods Inc., a web services infrastructure software provider. At Hewlett Packard Corporation, a technology company, Mr. Russell was Vice President and General Manager of the Global Alliances Organization from May 2002 to May 2003 and Vice President and General Manager of the Software Solutions Organization from September 1999 to May 2002.

James M. Tory DP	77

Mr. Tory has been a director of Parent since 1982. From September 1995 to June 2004, he served as Chairman of the Board of Directors of Parent and he was Lead Director from June 2004 to June 2007. Since March 1995, Mr. Tory has been Chair Emeritus and Counsel at the law firm Torys LLP. He serves on the Board of Directors of Inmet Mining Corporation, a mining company and Canadian Real Estate Investment Trust, a real estate investment trust.

Renato Zambonini DP	60

Mr. Zambonini has been a director of Parent since September 1995 and has been Chairman of the Board of Directors since June 2004. From September 1995 until June 2004, he was Chief Executive Officer of Parent.

Tom Manley EOP	49

Mr. Manley is a Senior Vice President and Chief Financial Officer of Parent and has served in such capacity since August 2001. Since September 2007, Mr. Manley has been a director, President and Treasurer of Offeror.

W. John Jussup DC; EOP	55

Mr. Jussup has been a director of Cognos since May 1, 2000. He has worked at Parent since October 1993 and has been the Senior Vice President and Secretary of Parent since September 2005 and Chief Legal Officer of Parent since 2002. In September 2007, Mr. Jussup became Secretary of Offeror.

Les Rechan EOP	46

Mr. Rechan is the Chief Operating Officer of Parent and has been since May 2006. From March 2006 to May 2006, he served as Senior Vice President, CRM Strategy at Oracle Inc., a software company. From August 2004 to February 2006, Mr. Rechan was a Senior Vice President and General Manager of Americas for Siebel Systems, a CRM software provider. Mr. Rechan served as a Senior Vice President (North America) at Cadence Design, an electronic design automation software and engineering services company, from April 2003 to July 2004. From February 2001 to October 2002, he was Chief Operating Officer at Onyx Software, a producer of customer process management software and solutions.

Peter J.L. Griffiths EOP	43

Mr. Griffiths has served as Parent’s Senior Vice President, Products since April 2004. From February 2002 to April 2004, he was the Senior Vice President, Research and Development of Parent. Mr. Griffiths was a Vice President, Research and Development of Parent from February 2001 to February 2002.

David Laverty EOP	51

Mr. Laverty has been Parent’s Chief Marketing Officer and a Senior Vice President since February 2002. From May 2000 to February 2002, he was Vice President, Marketing of Surebridge, Inc., an application outsourcer of On Demand Solutions.

Philippe Duranton EOP	47

Mr. Duranton has been Senior Vice President, Human Resources of Parent since April 2007. From May 2003 to January 2007, he was Senior Executive Vice President, Human Resources at Gemplus, a digital security firm. From December 1998 to September 2002, Mr. Duranton served as Senior Executive Vice President, General Affairs at Vivendi Universal TV and Film Group, a French media conglomerate.

Rick Gilbody DC; EOC	47

Mr. Gilbody has been a director of Cognos since March 2007. In June 2007, he became President of Americas of Cognos. From 2002 until 2007, Mr. Gilbody held various positions at Cognos as a Vice President, Americas in Finance and Operations.

Kevin Shone DC; EOC	41	Mr. Shone has been a director of Cognos since May 2004. He has worked at Cognos since 1998 in various positions and has been the Vice President, Finance Global Solution Team of Cognos since June 2007.
William Carroll EOC	45

In March 2007, Mr. Carroll became Assistant Vice President, Americas Financial Operations and Information Technology and, since July 2003 has been Assistant Treasurer of Cognos. From July 2000 to June 2003, Mr. Carroll was director of North America Financial Operations.

Christopher Stone EOC	41

Since July 2007, Mr. Stone has been Deputy General Counsel of Cognos, Americas Operations and since March 2006, Mr. Stone has been Assistant Secretary of Cognos. From January 2001 to April 2003, Mr. Stone was an associate at Testa, Hurwitz & Thibeault, LLP, a law firm.

DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Offeror are set forth below. The business address of each director and officer is care of Cognos Corporation, 15 Wayside Road, Burlington, Massachusetts 01803. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Offeror. None of the directors and officers of Offeror listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of Canada. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Tom Manley*	49

Since September 2007, Mr. Manley has been the sole director, President and Treasurer of Offeror. Mr. Manley is a Senior Vice President and Chief Financial Officer of Parent and has served in such capacity since August 2001.

John Jussup	55

In September 2007, Mr. Jussup became Secretary of Offeror. Mr. Jussup has been a director of Cognos since May 1, 2000. He has worked at Parent since October 1993 and has been the Senior Vice President of Parent since September 2005 and Chief Legal Officer of Parent since 2002.

Diana Cianciusi	49	Since September 2007, Ms. Cianciusi has been Assistant Secretary of Offeror. Ms. Cianciusi has been Senior Counsel, Corporate Operations and Assistant Secretary of Parent since March 2002.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Facsimile (for Eligible Institutions only):	By Overnight Courier:
Computershare Trust Company, N.A. PO Box 43014 Providence, RI 02940-3014 Attn: Corporate Actions	(617) 360-6810	Computershare Trust Company, N.A. 250 Royall Street Canton, MA 02021 Attn: Corporate Actions
For Confirmation Only by Telephone for Eligible Institutions Only: (781) 575-2332

If you have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at the address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885
E-mail: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Corporate Services
745 Seventh Avenue
New York, NY 10019

(212) 526-7850 (Call Collect)
or
Call Toll-Free (888) 610-5877